Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: July 22, 2013	Contact: Samuel G. Stone
NASDAQ Symbol: FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES

SECOND QUARTER AND YEAR-TO-DATE 2013 RESULTS

Highlights Include:

●   For the second quarter of 2013, earnings per share of $0.38 were 52% over the $0.25 for the second quarter of 2012

●   Provision expense down 57% from the first quarter of 2013 and down 78% from the year-ago second quarter

●   Non-accrual loans down 8% in the quarter and down 34% from year-ago; other real estate owned down 29% from the prior quarter and 33% less than year-ago

●   Redemption of all preferred stock completed

●   Back room conversions related to the consolidation of Firstbank charters completed on schedule with little or no disruption of customer service

●   Equity ratios remained strong with affiliate banks continuing to exceed regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $3,343,000 for the second quarter of 2013, increasing 39.1% from $2,404,000 for the second quarter of 2012, with net income available to common shareholders of $3,077,000 in the second quarter of 2013 increasing 55.1% from $1,984,000 in the second quarter of 2012. Earnings per share were $0.38 in the second quarter of 2013 compared to $0.25 in the second quarter of 2012. Returns on average assets and average equity for the second quarter of 2013 were 0.90% and 9.1%, respectively, compared to 0.65% and 6.3% respectively in the second quarter of 2012.

For the first half of 2013, net income of $6,206,000 increased 28.7% from $4,821,000 for the first half of 2012, with net income available to common shareholders of $5,725,000 in the first half of 2013 increasing 43.8% from $3,981,000 in the first half of 2012. Earnings per share were $0.71 in the first half of 2013 compared to $0.50 in the first half of 2012. Returns on average assets and average equity for the first half of 2013 were 0.83% and 8.5%, respectively, compared to 0.65% and 6.3% respectively in the first half of 2012.

Mr. Sullivan stated, “The second quarter of 2013 saw significant progress for our company. With the redemption and retirement of $17 million of our Series A Preferred Stock, we completed the redemption of all of the preferred shares and warrants issued in 2009 as part of the U.S. Treasury’s TARP Capital Purchase Program. This redemption marked a key milestone in our company’s successful navigation of the “great recession.’

“We saw growth in portfolio loans, which helps our earning asset mix and hopefully is a sign of an improving economic environment. With the growth in loans, we saw the first quarterly increase in our yield on earning assets since the third quarter of 2007.

“We continued to make progress on reducing non-accrual loans and other real estate owned. Getting these non-performing assets off our balance sheet allows our lending staff to focus more on developing new relationships and serving existing good customers.

“The back room conversions related to the integration of our bank charters was completed and the whole charter consolidation project has gone well and without disruption. We continue to serve our customers with the same high quality, timely, personal, professional, community bank service.

“Improvement in our earnings and asset quality metrics are the result of all of this progress, and we thank our wonderful staff for their hard work and dedication to our customers and company.”

Provision for Loan Losses. The provision for loan losses, at $552,000 in the second quarter of 2013, was 57% less than the amount required in the first quarter of 2013 and was 78% less than the amount in the year-ago second quarter. Net charge-offs of $1,161,000 in the second quarter included $798,000 that had been specifically reserved in periods prior to the beginning of the quarter, making it unnecessary to provide the full amount of net charge-offs in the quarter. The provision expense of $552,000 in the second quarter of 2013 did exceed the amount of net charge-offs that had not been previously reserved. The level of provision expense and other expenses related to management and collection of the loan portfolio, while coming down, continue to be the major impediments to higher levels of profitability.

Net Interest Income. Net interest income, at $13,191,000 in the second quarter of 2013 was 4.7%, lower than in the second quarter of 2012, as a result of a 16 basis point lower net interest margin compared to the year-ago quarter. More importantly, Firstbank’s net interest margin in the second quarter of 2013 improved to 3.89% from 3.83% in the first quarter of 2013. Although competitive pricing pressure continued to force yields lower on some loan renewals, portfolio loans grew in the second quarter of 2013. With the improvement in earning asset mix in the quarter, the yield on average earning assets increased by 3 basis points, to 4.34% in the second quarter of 2013 from 4.31% in the first quarter of 2013. The cost of funds to average earning assets declined by 3 basis points, to 0.45% in the second quarter of 2013 from 0.48% in the first quarter of 2013.

Non-interest Income. Total non-interest income, at $2,973,000 in the second quarter of 2013, was 1.8% lower than in the second quarter of 2012. Although mortgage refinance activity remained at a historically strong level, gain on sale of mortgages, at $1,467,000 in the second quarter of 2013, decreased 6.0% compared to the first quarter of 2013 but was 0.5% above the year-ago level. The category of “other” non-interest income, at $481,000 in the second quarter of 2013, was 20% more than the amount in the first quarter of 2013 and 4.1% more than in the second quarter of 2012. Included in this category of income was a $103,000 net gain on sale of other real estate owned in the second quarter of 2013, compared to a net gain of $54,000 in the first quarter of 2012 and a net loss of $13,000 in the second quarter of 2012. In the year-ago second quarter a non-taxable income item of $178,000, related to a director benefit plan of an affiliate bank, affected this category and did not recur in 2013.

Non-interest Expense. Total non-interest expense, at $10,907,000 in the second quarter of 2013, was 1.1% lower than the level in the second quarter of 2012. Salaries and employee benefits were 4.3% higher than in the second quarter of 2012. The salary and wage component increased 6.0%, mostly due to the reinstatement of normal incentive plans which were in suspension during the year-ago second quarter. Benefits costs decreased 1.9%. Occupancy and equipment costs were 3.3% more than the amount in last year’s second quarter mostly due to upgrades of computer equipment and routine building maintenance. FDIC insurance premium expense, at $276,000 in the second quarter of 2013, was 15% less than the level in the second quarter of 2012 due to the timing of expense recognition related to the FDIC’s change in methodology for assessing premiums based on assets rather than deposits. The category of “other” non-interest expense, totaling $3,496,000 in the second quarter of 2013, decreased 8.7% compared to the second quarter of 2012. Write-downs of valuations of other real estate owned (OREO) were $96,000 in the second quarter of 2013, well below the $257,000 amount in the second quarter of 2012. Also affecting this category in the second quarter of 2013 was a $270,000 write-down of a municipal note that had previously been taken as collateral on a loan that had been charged-off in prior periods.

Total Assets. Total assets of Firstbank Corporation at June 30, 2013, were $1.457 billion, a decrease of 1.9% from year-ago. Total portfolio loans of $975 million increased 1.4% from the level at March 31, 2013, although reaching a level still 1.3% less than year-ago. Commercial and commercial real estate loans increased 0.4% in the second quarter of 2013, but were 2.7% less than year ago, and real estate construction loans decreased 2.6% from year ago, including a 3.2% decrease in the second quarter of 2013. Residential mortgage loans increased 2.9% in the second quarter of 2013, but were 0.2% less than year ago. Consumer loans increased 5.4% in the second quarter of 2013 and were 4.3% above year ago. Firstbank continues to have ample capital and funding resources to increase loans on its balance sheet, although demand for funds for new ventures by quality borrowers remains weak. Strong mortgage refinance activity has resulted in many mortgage loans being financed in the secondary market rather than on the balance sheet of the company. Total deposits as of June 30, 2013, were $1.208 billion, compared to $1.212 billion at June 30, 2012, a decrease of 0.3%. Core deposits at June 30, 2013, were 0.2% below the year-ago level, and they decreased $48.2 million in the second quarter of 2013, mostly in interest bearing demand and time deposits. Until more loan demand materializes and excess liquidity is deployed into loans, deposit growth can receive less emphasis.

Net Charge-offs. Net charge-offs were $1,161,000 in the second quarter of 2013, decreasing from $1,770,000 in the first quarter of 2013 and decreasing from $2,192,000 in the second quarter of 2012. In the second quarter of 2013, net charge-offs annualized represented 0.48% of average loans, down significantly from 0.73% in the first quarter of 2013 and 0.89% in the second quarter of 2012.

Allowance and Asset Quality. At the end of the second quarter of 2013 the ratio of the allowance for loan losses to loans was 2.08%, compared to 2.17% at March 31, 2013, and 2.18% at June 30, 2012. Performing adjusted loans (troubled debt restructurings, or TDRs) were $21,815,000 at June 30, 2013, compared to $20,898,000 at March 31, 2013, and $19,274,000 at June 30, 2012. Loans past due over 90 days and accruing interest were $18,000 at June 30, 2013, compared to $64,000 at March 31, 2013, and reduced from the $558,000 amount at June 30, 2012. Non-accrual loans were $11,849,000 at June 30, 2013, a decrease of 7.9% from the level at March 31, 2013, and a decrease of 33.7% from the $17,875,000 amount at June 30, 2012.

Other real estate owned decreased to $2,504,000 at June 30, 2013, compared to the $3,541,000 level at March 31, 2013, and was down 33% from the $3,741,000 level at June 30, 2012.

Equity to Assets Ratio. The ratio of average equity to average assets remained a strong 9.8% in the second quarter of 2013, the same as in the prior quarter. The decline in this ratio from 10.4% in the second quarter of 2012 reflects the repurchase in 2012 of $16 million of the original $33 million outstanding of preferred stock and the repurchase and retirement of all outstanding warrants. On June 14, 2013, Firstbank redeemed all of the remaining $17 million outstanding preferred stock, and at June 30, 2013, after this redemption of preferred stock, the ratio of equity to assets was 9.1%, still quite strong. Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 46 banking offices serving Michigan’s Lower Peninsula.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, future business growth, changes in interest rates, loan charge-off rates, demand for new loans, future profitability, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)

UNAUDITED

	Three Months Ended:			Six Months Ended:
	Jun 30 2013	Mar 31 2013	Jun 30 2012	Jun 30 2013	Jun 30 2012
Interest income:
Interest and fees on loans	$13,399	$13,284	$14,493	$26,683	$29,061
Investment securities
Taxable	865	962	1,183	1,827	2,404
Exempt from federal income tax	432	371	290	803	573
Short term investments	55	55	54	110	108
Total interest income	14,751	14,672	16,020	29,423	32,146

Interest expense:
Deposits	1,237	1,350	1,718	2,587	3,610
Notes payable and other borrowing	323	310	463	633	930
Total interest expense	1,560	1,660	2,181	3,220	4,540

Net interest income	13,191	13,012	13,839	26,203	27,606
Provision for loan losses	552	1,278	2,494	1,830	4,988
Net interest income after provision for loan losses	12,639	11,734	11,345	24,373	22,618

Noninterest income:
Gain on sale of mortgage loans	1,467	1,561	1,460	3,028	3,155
Service charges on deposit accounts	1,044	1,020	1,060	2,064	2,118
Gain on trading account securities	6	0	5	6	6
Gain on sale of AFS securities	2	50	27	52	40
Mortgage servicing	(27)	(136)	15	(163)	(79)
Other	481	400	462	881	1,003
Total noninterest income	2,973	2,895	3,029	5,868	6,243

Noninterest expense:
Salaries and employee benefits	5,705	5,918	5,468	11,623	11,138
Occupancy and equipment	1,327	1,359	1,284	2,686	2,645
Amortization of intangibles	103	102	126	205	271
FDIC insurance premium	276	259	325	535	699
Other	3,496	2,963	3,829	6,459	7,326
Total noninterest expense	10,907	10,601	11,032	21,508	22,079

Income before federal income taxes	4,705	4,028	3,342	8,733	6,782
Federal income taxes	1,362	1,165	938	2,527	1,961
Net Income	3,343	2,863	2,404	6,206	4,821
Preferred Stock Dividends	266	215	420	481	840
Net Income available to Common Shareholders	$3,077	$2,648	$1,984	$5,725	$3,981

Fully Tax Equivalent Net Interest Income	$13,438	$13,232	$14,023	$26,670	$27,919

Per Share Data:
Basic Earnings	$0.38	$0.33	$0.25	$0.71	$0.50
Diluted Earnings	$0.38	$0.33	$0.25	$0.71	$0.50
Dividends Paid	$0.06	$0.06	$0.01	$0.12	$0.07

Performance Ratios:
Return on Average Assets (a)	0.90%	0.77%	0.65%	0.83%	0.65%
Return on Average Equity (a)	9.1%	7.9%	6.3%	8.5%	6.3%
Net Interest Margin (FTE) (a)	3.89%	3.83%	4.05%	3.86%	4.04%
Book Value Per Share (b)	$16.41	$16.49	$16.14	$16.41	$16.14
Tangible Book Value per Share (b)	$11.92	$11.96	$11.52	$11.92	$11.52
Average Equity/Average Assets	9.8%	9.8%	10.4%	9.8%	10.4%
Net Charge-offs	$1,161	$1,770	$2,192	$2,931	$4,485
Net Charge-offs as a % of Average Loans (c)(a)	0.48%	0.73%	0.89%	0.61%	0.91%

(a) Annualized
(b) Period End	`
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

UNAUDITED

	Jun 30 2013	Mar 31 2013	Dec 31 2012	Jun 30 2012
ASSETS

Cash and cash equivalents:
Cash and due from banks	$14,132	$23,275	$38,544	$29,340
Short term investments	40,298	90,419	63,984	64,759
Total cash and cash equivalents	54,430	113,694	102,528	94,099

Securities available for sale	351,022	360,942	353,684	326,680
Federal Home Loan Bank stock	7,266	7,266	7,266	7,266
Loans:
Loans held for sale	992	3,022	2,921	3,857
Portfolio loans:
Commercial	155,787	150,845	149,265	160,106
Commercial real estate	356,137	358,957	357,831	365,801
Residential mortgage	339,054	329,428	331,896	339,663
Real estate construction	55,138	56,940	58,530	56,599
Consumer	68,688	65,148	66,240	65,861
Total portfolio loans	974,804	961,318	963,762	988,030
Less allowance for loan losses	(20,239)	(20,848)	(21,340)	(21,522)
Net portfolio loans	954,565	940,470	942,422	966,508

Premises and equipment, net	24,322	24,499	24,356	24,978
Goodwill	35,513	35,513	35,513	35,513
Other intangibles	761	863	965	1,177
Other assets	28,175	29,234	29,107	25,660
TOTAL ASSETS	$1,457,046	$1,515,503	$1,498,762	$1,485,738

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$251,742	$243,126	$251,109	$217,824
Interest bearing accounts:
Demand	338,168	371,929	348,598	330,582
Savings	273,921	281,043	265,323	258,607
Time	327,596	343,495	358,791	386,762
Wholesale CD's	16,875	17,285	17,580	18,071
Total deposits	1,208,302	1,256,878	1,241,401	1,211,846

Securities sold under agreements to repurchase and overnight borrowings	43,661	43,065	42,785	45,746
FHLB Advances and notes payable	27,862	19,959	22,493	24,334
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	8,693	10,150	8,941	22,585
Total liabilities	1,324,602	1,366,136	1,351,704	1,340,595

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000 shares authorized, 33,000 outstanding	0	16,912	16,908	16,901
Common stock; 20,000,000 shares authorized	116,369	115,861	115,621	117,087
Retained earnings	15,679	13,085	10,921	7,397
Accumulated other comprehensive income	396	3,509	3,608	3,758
Total shareholders' equity	132,444	149,367	147,058	145,143
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,457,046	$1,515,503	$1,498,762	$1,485,738

Common stock shares issued and outstanding	8,070,268	8,032,661	8,001,903	7,945,647
Principal Balance of Loans Serviced for Others ($mil)	$609.9	$606.7	$608.2	$595.3

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	21,815	20,898	20,720	19,274
Loans Past Due over 90 Days	18	64	37	558
Non-Accrual Loans	11,849	12,872	15,668	17,875
Other Real Estate Owned	2,504	3,541	2,925	3,741
Allowance for Loan Loss as a % of Loans (a)	2.08%	2.17%	2.21%	2.18%

Quarterly Average Balances:
Total Portfolio Loans (a)	$965,722	$963,994	$968,509	$984,898
Total Earning Assets	1,384,833	1,396,999	1,381,004	1,392,597
Total Shareholders' Equity	146,755	147,384	145,186	157,080
Total Assets	1,489,905	1,508,084	1,496,135	1,508,406
Diluted Shares Outstanding	8,118,717	8,063,604	7,994,996	7,995,343

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports